COMPENSATION AGREEMENT

     This Compensation Agreement (the "Agreement") is made this 17th day of March 2000, by and between, Chattown.com Network, Inc. ("Chattown") and Richard
D. Surber ("Surber").

     WHEREAS, Surber has served as an executive officer of Chattown, in the capacity of President and as a Director of Chattown for the period from September 17, 1999 until at least March 17, 2000 and for such services has not been paid any compensation for those services; and

     WHEREAS, Chattown believes that the services provided by Surber, as President and a Director of Chattown, have provided valuable benefit to Chattown and that Surber should be compensated for such services; and

     WHEREAS, Chattown and Surber have agreed upon terms and conditions for the transfer of such compensation by Chattown to Surber as are set forth herein and that such compensation shall consist of Five Hundred Thousand (500,000) shares of the common stock of Chattown issued to Surber under the provisions of Chattown's employee stock benefit plan.

     NOW, THEREFORE, in consideration of the promises, services provided, the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Chattown and Surber agree as follows:

1. Employment. Surber was appointed as President and Director of Chattown on September 17, 1999 and has served in those positions continually through at least the 17th of March, 2000. During that period Surber has been the sole executive officer of Chattown and responsible for the operation of the corporations operations and activities. During this period Surber has been instrumental in seeing that Chattown has prepared and filed its 10-KSB, annual report, the required 10-Q reports of the company, two registration statements under S-8 and a Schedule 14C, various consulting and purchase agreements have also been negotiated and entered into during this period.

2. Compensation. For the entire period during which Surber has served as both President and Director of Chattown he has not been paid any salary or any other form of compensation. The parties hereto have agreed that reasonable and justifiable compensation for his services to Chattown during the six month period of his service would be Five Hundred Thousand (500,000) shares of the common stock of Chattown, valued at $0.07 per share (the trading price of the Chattown shares on September 17, 1999) and having a total value of $35,000, issued to Surber pursuant to Chattown's employee's stock benefits plans as provided for by a filing under S-8 by Chattown.

3. Release. Surber and Chattown each agree that this compensation represents full and complete payment for all services provided by Surber to Chattown during his term as President and Director of Chattown and that no further or additional salary, compensation, reimbursement or other obligations arising from this employment will be due or remain after the delivery of the above set forth shares of common stock to Surber for his services as rendered through the 17th day of March 2000. Future compensation shall be as agreed upon between the parties at some future date.

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4.   Place of Service. All services provided by Surber were performed within the
     State of Utah.

5. Governing Law. This Agreement was negotiated and is being contracted for in the state of Utah and shall be governed by the laws of the State of Utah, and the United States of America, notwithstanding any conflict-of-law provision to the contrary.

6. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Chattown.com Network, Inc.
"Chattown"                                        Richard D. Surber
A Delaware Corporation                            An individual resident of Utah

By: /s/ BonnieJean C. Tippets                     /s/ Richard Surber
    -------------------------                     ------------------
Name:   BonnieJean Tippetts
Title:   Vice-President/Secretary



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